As filed with the Securities and Exchange Commission on October 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2956775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Pine Street, Suite 400

San Francisco, California 94104

(415) 371-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa A. Conte

Chief Executive Officer and President

Jaguar Health, Inc.

200 Pine Street, Suite 400

San Francisco, California 94104

(415) 371-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Michael S. Lee, Esq.

Donald C. Reinke, Esq.

Reed Smith LLP

1841 Page Mill Road, Suite 110

Palo Alto, CA 94304

(650) 352-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 3, 2025

1,980,827 Shares of Common Stock Issuable Upon the Exchange of Outstanding Shares of Series N Perpetual Preferred Stock

161,583 Shares of Common Stock

479,442 Shares of Common Stock Issuable Upon the Exercise of Outstanding Pre-Funded Warrant

This prospectus relates to the resale of up to 2,621,852 shares of Jaguar Health, Inc. (the “Company,” “we,” “our” or “us”) voting common stock, par value $0.0001 per share (the “Common Stock”), by the Selling Stockholders listed in this prospectus (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) up to 1,980,827 shares of Common Stock (the “Exchange Shares”) issuable upon the exchange of 950.8 outstanding shares of Series N Perpetual Preferred Stock, par value $0.0001 per share, of the Company (“Series N Preferred Stock”) issued to certain of the Selling Stockholders (the “Series N Selling Stockholders”), pursuant to certain securities purchase agreements (each a “Series N Purchase Agreement” and collectively, the “Series N Purchase Agreements”) dated as of September 9, 2025, by and among the Company and the Series N Selling Stockholders, in a private placement offering (the “Series N Private Placement”) that closed on September 10, 2025, and (ii) (A) 161,583 shares of Common Stock (the “New PIPE Shares”) and (B) up to 479,442 shares of Common Stock (the “PFW Shares”) issuable upon the exercise of that certain pre-funded warrant to purchase Common Stock (the “Pre-Funded Warrant”), which New PIPE Shares and Pre-Funded Warrant were issued by the Company to one of the Selling Stockholders (the “New PIPE Selling Stockholder”), pursuant to that certain securities purchase agreement (the “New PIPE Purchase Agreement”) dated as of September 28, 2025, by and between the Company and the PIPE Selling Stockholder, in a private placement (the “New Private Placement”) that closed on September 28, 2025.

For additional information about the Series N Private Placement and the New Private Placement, see “Private Placement.”

Subject to the terms of the Series N Preferred Stock set forth in that certain Certificate of Designation of Preferences, Rights and Limitations of Series N Perpetual Preferred Stock (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware and effective on September 9, 2025, the Company has the right to exchange, at any time after the Stockholder Approval (as defined hereunder) is obtained and from time to time and at its sole discretion, part or all of the then outstanding shares of Series N Preferred Stock held by any holder thereof for shares of Common Stock (the “Mandatory Exchange Shares”) at an exchange ratio equal to (i) the $2,500 stated value of each share of Series N Preferred Stock (the “Stated Value”) divided by (ii) the exchange price, which, for each share of Series N Preferred Stock shall be, unless otherwise provided in the Certificate of Designation, equal to $1.20, subject to adjustments (the “Exchange Price”) (the “Mandatory Exchange”). Notwithstanding the foregoing, the Company will not have the right to consummate a Mandatory Exchange if: (a) the Stockholder Approval is not obtained, (b) the issuance of the Exchange Shares would cause such holder, together with its affiliates, to beneficially own in excess of 19.99% of the number of shares of Common Stock outstanding on the date of issuance (including for such purpose the shares of Common Stock issuable upon such issuance) immediately after giving effect to the issuance of the Mandatory Exchange Shares; (c) any of the Mandatory Exchange Conditions (as defined hereunder) has not been satisfied as of the applicable exchange date.

In addition, at any time and from time to time after the date that Stockholder Approval is obtained, the Company and any holder of the shares of Series N Preferred Stock may mutually agree to exchange part or all of the then outstanding shares of Series N Preferred Stock held by such holder for shares of Common Stock (the “Mutual Exchange Shares”) pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, (the “Securities Act”) at a price per share equal to the Minimum Price (which is defined as the lower of: (i) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding a given date or (ii) the average Nasdaq official closing price (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding such given date) of the Common Stock as of the date of the agreement for such exchange (the “Mutual Exchange”).

The exercise price of the Pre-Funded Warrant is $0.0001 per share of Common Stock, subject to adjustment thereunder. The Pre-Funded Warrant is exercisable, in whole or in part, at any time after the closing of the New Private Placement.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the Selling Stockholders. See “Use of Proceeds” beginning on page 22 and “Plan of Distribution” beginning on page 23 of this prospectus for more information.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “JAGX.” On October 2, 2025, the last reported sale price of our Common Stock on Nasdaq was $2.21.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission, or the SEC, on March 31, 2025 and amended on April 15, 2025, and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2025.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 10, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Corporate Overview

Jaguar Health, Inc. (“Jaguar” or the “Company”) is a commercial-stage pharmaceuticals company focused on developing novel, plant-based, sustainably derived prescription medicines for people and animals with gastrointestinal (“GI”) distress, including chronic, debilitating diarrhea. Jaguar’s wholly owned subsidiary, Napo Pharmaceuticals, Inc. (“Napo”), focuses on developing and commercializing proprietary plant-based human prescriptions from plants for essential supportive care and management of neglected GI symptoms across multiple complicated disease states. Our crofelemer drug product candidate is the subject of the OnTarget study, a recently conducted pivotal Phase 3 clinical trial for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy. While the initial top line results from the OnTarget study showed that this multicenter, double-blind, placebo-controlled pivotal clinical trial did not meet its primary endpoint for the prespecified analysis of all tumor types, a recently completed analysis by the Company of the prespecified subgroup of adult patients with breast cancer from OnTarget indicates that crofelemer achieved statistical significance in this subgroup. Patients with breast cancer accounted for 183 of the 287 participants in this trial in adult patients with solid tumors receiving targeted therapy with or without standard chemotherapy. The OnTarget results in breast cancer were the subject of a poster presentation conducted December 11, 2024 at the San Antonio Breast Cancer Symposium (“SABCS”). Overall, crofelemer was significantly more effective than placebo in providing sustained response in breast cancer patients in the OnTarget study. This research underscores the potential of crofelemer for prophylaxis of cancer therapy-related diarrhea (“CTD”).

As announced, a late-breaker abstract Napo submitted to the Multinational Association of Supportive Care in Cancer (MASCC) on additional significant results in adult breast cancer patients from the OnTarget study was presented as an oral rapid e-poster at MASCC’s June 26-28, 2025 Annual Meeting. Napo participated in an in-person Type C Meeting on May 28, 2025 with the Division of Gastroenterology of the FDA to discuss the statistically significant responder analysis results for adult patients with breast cancer in the OnTarget trial. Napo proposed two simultaneous potential pathways during the meeting for making crofelemer available to metastatic breast cancer patients with the significant unmet medical need of CTD: conducting a pivotal treatment trial to facilitate approval of crofelemer for CTD in this focused patient population; and the prompt pursuit of authorization to initiate an expanded access program for breast cancer patients with CTD who may not be eligible for this study, including breast cancer patients in the adjuvant and neoadjuvant settings. The FDA formally acknowledged both of these key discussion points in correspondence to Napo, and Napo plans to submit a protocol to the FDA for a pivotal treatment trial for a smaller number of metastatic breast cancer patients using crofelemer.

As part of our strategy to expand our commercial footprint beyond HIV-related supportive care to include cancer-related supportive care, on April 12, 2024, we entered into an exclusive 5-year in-license agreement with United Kingdom-based Venture Life Group PLC (“Venture Life”), an international consumer health company focused on the global self-care market, for Venture Life’s 510(k) cleared oral mucositis prescription product, Gelclair, for the US market. Gelclair is a 510(k) cleared prescription product and can be commercialized without any clinical development costs for Jaguar. We initiated the commercial launch in October 2024 for Gelclair. Oral mucositis is among the most common, painful, and debilitating cancer treatment-related side effects. Gelclair is a protective gel with a mechanical action indicated for the management of pain and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies, including oral mucositis/stomatitis. Unlike other products for oral mucositis, it is not a numbing agent and does not sting the mouth.

Napo Pharmaceuticals is the majority stockholder of Napo Therapeutics S.p.A. (“Napo Therapeutics”), an Italian corporation established by Jaguar in Milan, Italy in 2021, focusing on expanding crofelemer access in Europe. Napo Therapeutics’ core mission is to provide access to crofelemer in Europe to address significant rare/orphan disease indications, including, initially, two key rare disease target indications: Short bowel syndrome (“SBS”) with intestinal failure and microvillus inclusion disease (“MVID”) an ultrarare congenital diarrheal disorder (“CDD”).

Magdalena Biosciences Inc. (“Magdalena”), a joint venture formed by Jaguar and Filament Health Corp. (“Filament”) that emerged from Jaguar’s Entheogen Therapeutics Initiative (“ETI”), is focused on identifying the next generation of plant-based first-in-class agents for treatment of mental health conditions.

Jaguar was founded in San Francisco, California as a Delaware corporation on June 6, 2013 (inception). The Company was a majority-owned subsidiary of Napo until the close of the Company’s initial public offering on May 18, 2015. The Company was formed to develop and commercialize first-in-class prescription and non-prescription products for companion animals.

On July 31, 2017, Jaguar completed a merger with Napo pursuant to the Agreement and Plan of Merger dated March 31, 2017, by and among Jaguar, Napo, Napo Acquisition Corporation (“Merger Sub”), and Napo’s representative (the “Merger Agreement”). In accordance with the terms of the Merger Agreement, upon the completion of the merger, Merger Sub merged with and into Napo, with Napo surviving as the wholly owned subsidiary (the “Merger” or “Napo Merger”). Immediately following the Merger, Jaguar changed its name from “Jaguar Animal Health, Inc.” to “Jaguar Health, Inc.” Napo now operates as a wholly owned subsidiary of Jaguar focused on human health including the ongoing development of crofelemer and commercialization of Mytesi.

Napo’s marketed drug Mytesi (crofelemer 125 mg delayed-release tablets) is a first-in-class oral botanical drug product approved by the FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. To date, this is the only oral plant-based botanical prescription medicine approved under the FDA’s Botanical Guidance. Jaguar’s Canalevia-CA1 (crofelemer delayed-release tablets) drug is the first and only oral plant-based prescription product that is FDA conditionally approved to treat chemotherapy-induced diarrhea (“CID”) in dogs.

Jaguar is currently supporting two proof-of-concept (POC) investigator-initiated trials (IIT), and conducting two placebo-controlled clinical studies, of crofelemer for the rare diseases short bowel syndrome (SBS) with intestinal failure (SBS-IF) and/or MVID in the US, EU, and/or Middle East/North Africa regions. The Company’s placebo-controlled clinical study to evaluate the efficacy of crofelemer for MVID in pediatric patients has been initiated, as has the Company’s placebo-controlled clinical study to evaluate the efficacy of crofelemer for SBS-IF in adults. The independent IIT of crofelemer in Abu Dhabi in the United Arab Emirates (UAE) in pediatric patients for various CDDs, including SBS-IF or MVID, and the independent IIT in the US to evaluate crofelemer for SBS-IF in adults, are treating patients.

As announced, and as presented April 26, 2025 at the Annual ELITE PED-GI Congress, the initial proof-of-concept results of the ongoing IIT of a novel crofelemer powder formulation for oral solution in Abu Dhabi in the United Arab Emirates show that crofelemer reduced the required total parenteral nutrition (“TPN”) and supplementary intravenous fluids in the first participating MVID patient by up to 27% and in the first participating SBS-IF patient by up to 12.5%. In addition, this data showed that crofelemer reduced stool volume output and/or frequency of watery stools, and increased urine output – an indicator of improved nutrient oral absorption. An abstract describing the initial results of this trial has been accepted for presentation at the upcoming North American Society for Pediatric Gastroenterology, Hepatology and Nutrition (NASPGHAN) Annual Meeting taking place November 5-8, 2025 in Chicago.

Additional proof-of-concept results from IITs of crofelemer for MVID and SBS-IF are expected later in 2025 and will provide additional preliminary data on the safety and potential effectiveness of crofelemer for these highly unmet clinical needs. Data from both above-referenced placebo-controlled clinical studies is expected in 2026.

The Company’s strategy is to seek business development partnerships for license rights for development and commercialization of Jaguar’s intestinal failure products – with the goal of generating non-dilutive funding for Jaguar.

Based on the initial findings of the ongoing IIT in Abu Dhabi, crofelemer’s paradigm-shifting antisecretory mechanism of action appears to have the potential to provide a novel therapeutic option to reduce TPN and associated complications, including liver, renal, and cognitive deficits, as well as infections from IV infusion, in patients with intestinal failure due to MVID and SBS. The observed groundbreaking TPN reduction is particularly compelling for MVID, an ultrarare pediatric disease characterized by severe diarrhea and malabsorption that requires intensive parenteral support for nutritional and fluid management and for which no approved drug treatments exist, or any potential approach to reduce TPN.

In accordance with the guidelines of specific European Union countries, published data from such clinical investigations could support reimbursed early patient access to crofelemer for these debilitating conditions in 2026 while the company pursues approval of crofelemer for SBS and MVID from the EMA and the FDA. Participation in early access programs, which do not exist in the US, provides an opportunity for reimbursement while impacting the morbidity and high cost of care for these chronic unmet needs. Additionally, the Company expects that if even just a very small number of MVID patients show benefit with crofelemer, this may potentially allow pathways for regulatory approval in the US and other regions and qualify crofelemer for participation in PRIME, a European Medicines Agency (EMA) program providing enhanced interaction and early dialogue with drug developers of novel medicines targeting unmet medical needs, and in the FDA’s Breakthrough Therapies program.

Crofelemer was granted Orphan Drug Designation (“ODD”) by the FDA in February 2023 for MVID and granted ODD for MVID by the European Medicines Agency (“EMA”) in October 2022. Crofelemer was granted ODD for SBS by the EMA in December 2021 and by the FDA in August 2017. In August 2023, Napo’s Investigational New Drug (“IND”) application was activated by the FDA for a new crofelemer powder for oral solution formulation for treating MVID. Our global MVID placebo-controlled trial for Jaguar is being conducted under this IND.

SBS affects approximately 10,000 to 20,000 people in the US, according to the Crohn’s & Colitis Foundation, and it is estimated that the population of SBS patients in Europe is approximately the same size. Despite limited treatment options, the global SBS market exceeded $568 million in 2019 and is expected to reach $4.6 billion by 2027, according to a report by Vision Research Reports.

The global placebo-controlled trial of crofelemer in adults with SBS-IF is taking place under a Clinical Trial Application (“CTA”) approved by European health authorities. We expect that enrollment will continue in 2025 for the MVID placebo-controlled trial and the placebo-controlled trial for SBS-IF, with data expected in 2026 for both trials.

MVID is an ultrarare pediatric disease, with an estimated prevalence of a couple of hundred patients globally.

Most of the activities of the Company are focused on the development and commercialization of Mytesi, the ongoing clinical development of crofelemer for the prophylaxis of diarrhea in adult metastatic breast cancer patients receiving targeted cancer therapy, the ongoing commercial launch of Gelclair, and our prioritized clinical program centered around development of crofelemer for intestinal failure due to MVID and SBS.

Crofelemer is a novel, first-in-class anti-secretory antidiarrheal drug that has a normalizing effect on electrolyte and fluid balance in the gut, and this mechanism of action has the potential to benefit multiple disorders that cause GI distress, including diarrhea and abdominal discomfort. Crofelemer is in development for multiple possible follow-on indications, including for our lead Phase 3 program in CTD, investigating prophylaxis of diarrhea related to targeted therapy with or without standard chemotherapy. Crofelemer delayed-release tablets are also being evaluated in diarrhea-predominant irritable bowel syndrome (“IBS-D”) and being evaluated for chronic idiopathic/functional diarrhea in investigator-initiated trials.

Crofelemer powder for oral solution is being developed to support orphan or rare disease indications for adults with SBS-IF and MVID patients.

In addition, a second-generation proprietary anti-secretory antidiarrheal drug (“NP-300”) is in development for symptomatic relief and treatment of moderate-to-severe diarrhea, with or without concomitant antimicrobial therapy, from bacterial, viral, and parasitic infections, including Vibrio cholerae, the bacterium that causes cholera. This program is being pursued with the potential targeted incentive from the FDA for a tropical disease priority review voucher.

In the field of animal health, we are continuing limited activities related to developing and commercializing first-in-class gastrointestinal products for dogs, dairy calves and foals.

In December 2021, we received conditional approval from the FDA to market Canalevia, under the name Canalevia-CA1 (crofelemer delayed-release tablets), for the treatment of chemotherapy-induced diarrhea (“CID”) in dogs. Canalevia-CA1, the first and only treatment for CID in dogs to receive any type of approval from the FDA, is now available from multiple leading veterinary distributors in the US. Importantly, Canalevia is not an antibiotic drug. The overuse and misuse of antibiotics, both in humans and animals, contribute to the development of bacteria that are resistant to antibiotics.

As announced, the Company plans to pursue approval from the EMA’s Committee for Veterinary Medicinal Products (“CVMP”) for Canalevia in the European Union for treatment of general diarrhea in dogs.

Jaguar’s primary objective for Canalevia is to identify a partner with which to collaborate to achieve our three parallel goals for the drug: Expand the U.S. indication from CID in dogs to treatment of general diarrhea in dogs; obtain approval in the European Union for Canalevia for treatment of general diarrhea in dogs based on existing Jaguar study data; and maintain continuity of availability in the U.S. of Canalevia for treatment of CID in dogs. Jaguar has been in discussions with multiple potential animal health company partners to collaborate to bring Canalevia to regulatory approval and commercialization for general diarrhea globally.

In the EU, it may be possible to obtain approval of Canalevia for treatment of general diarrhea in dogs based on the results of a study Jaguar completed in 200 dogs with general diarrhea. While this trial did not meet its stated primary endpoint, the study results are clinically significant when analyzed using an alternate, simplified endpoint, defining treatment success as any dog that had no episodes of diarrhea following the first treatment with either Canalevia or placebo. Using this revised endpoint, the study data shows that dogs treated with Canalevia had significantly better outcomes – with fewer watery stools and significant improvement in fecal scores compared to placebo-treated dogs.

Jaguar plans to submit a dossier to the EMA’s CVMP to outline the results of the updated analysis of the Company’s completed study of Canalevia in dogs with general diarrhea. If acceptable to the EMA, the company will then submit a Marketing Authorization Application (“MAA”) for Canalevia for general diarrhea in dogs. If the application is approved, Canalevia will be marketable for treatment of general diarrhea in dogs in all 27 EU member countries.

Data from the European Pet Food Industry Federation concluded that there were 104 million dogs in Europe in 2022. We have been pleased with the marketplace reception of crofelemer for treatment of CID in dogs in the US and believe there is clearly an unmet medical need for a product for the much larger market of treatment of general diarrhea in dogs – both in the US and the EU. We estimate that US veterinarians see approximately six million annual cases of acute and chronic diarrhea in dogs, and we look forward to identifying a partner to fund and execute development and commercialization of crofelemer for the treatment of general diarrhea in the US and/or globally. Forging a partnership for this purpose is a key focus of our business development efforts in 2025 and has been designated as a key potential catalyst for the Company this year.

Diarrhea is one of the most common reasons dogs are seen by general practice veterinarians and is the second most common reason for visits to veterinary emergency hospitals, yet there is currently no FDA-approved drug to treat general, non-infectious diarrhea in dogs. According to the American Veterinary Medical Association, there were an estimated 89.7 million dogs in the United States in 2024, with nearly half (45.5%) of US households owning a dog in 2024. Devastating diarrhea-related dehydration can occur rapidly for the animal, and the lack of easy access to outdoor facilities is a significant problem for families living in urban settings with dogs.

In January 2023, Jaguar and Filament, with funding from One Small Planet, formed the US-based joint venture Magdalena. Magdalena’s focus is on the development of novel, natural prescription medicines derived from plants for mental health and central nervous system (“CNS”) indications. The goal of the collaboration is to extend the botanical drug development capabilities of Jaguar and Filament in order to develop pharmaceutical-grade, standardized drug candidates for mental health disorders and to partner with a potential future licensee to develop and commercialize these novel plant-based drugs. This venture aligns with Jaguar’s ETI program and Filament’s corporate mission to develop novel, natural prescription medicines from plants. Magdalena will leverage Jaguar’s proprietary medicinal plant library and Filament’s proprietary drug development technology. Jaguar’s library of 2,300 highly characterized medicinal plants and 3,500 plant extracts, all from firsthand ethnobotanical investigation by Jaguar and members of the ETI Scientific Strategy Team, is a key asset we have generated over 30 years that bridges the knowledge of traditional healers and Western medicine. Magdalena holds an exclusive license to plants and plant extracts in Jaguar’s library, not including any sources of crofelemer or NP-300, for specific indications and is in the process of identifying plant candidates in the library that may prove beneficial for addressing specific mental health and CNS indications. Magdalena is currently approximately 40-percent owned by Jaguar..

As announced, Jaguar recently executed an out-license deal with Magdalena for a botanical drug candidate for possible schizophrenia and psychoses indications and for development with potential corporate partners. Sourced from a medicinal plant that has a long history of use by traditional healers, the drug candidate demonstrates antipsychotic activity and has a mechanism of action distinct from currently FDA-approved therapies for schizophrenia and other mental conditions that present psychotic symptoms. The drug candidate may have the potential to be the first in a new class of plant-based antipsychotic compounds.

We believe Jaguar is poised to realize a number of near-term catalysts and value-adding benefits from an expanded pipeline of potential blockbuster human follow-on indications of crofelemer and a second-generation anti-secretory agent-upon which to build global partnerships. Jaguar, through Napo, holds global unencumbered rights for crofelemer, Mytesi, and Canalevia-CA1. Additionally, several drug product opportunities in Jaguar’s crofelemer pipeline are backed by Phase 2 and proof-of-concept evidence from human clinical trials.

Recent Developments

Issuance of Series J Preferred Stock and Series M Preferred Stock

On May 14, 2025, the Company entered into privately negotiated exchange agreements with Iliad Research and Trading, L.P. (“Iliad”) and Streeterville Capital, LLC (“Streeterville”), under which the Company issued 22 and 99.3822 shares of Series L Preferred Stock to Iliad and Streeterville, respectively, in exchange for a $550,000 reduction in the outstanding balance of the October 2020 Royalty Interest held by Iliad, and for all of the outstanding 99.3822 shares of Series J Preferred Stock held by Streeterville, respectively. The shares of Series L Preferred Stock were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On June 27, 2025, the Company entered into a privately negotiated exchange agreements (the “Iliad Series M Exchange Agreement” and the “Streeterville Series M Exchange Agreement”) with Iliad and Streeterville, pursuant to which Company issued 170 shares and 90 shares of Series M Preferred Stock to Iliad and Streeterville, respectively, in exchange for a $4,250,000 reduction in the outstanding balance of the October 2020 Royalty Interest held by Iliad and a $2,250,000 reduction in the outstanding balance of the August 2022 Royalty Interest held by Streeterville, respectively. The shares of Series M Preferred Stock were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

Convertible Notes Financing and Exchange

The Original Convertible Notes Financing

On March 26, 2025, the Company entered into securities purchase agreements (the “Convertible Note Purchase Agreements”) with selected institutional and accredited investors (the “Original Investors”), pursuant to which the Company agreed to issue approximately $3.4 million aggregate principal amount of convertible promissory notes (collectively, the “Original Notes”) and warrants to purchase up to 622,584 shares of Common Stock to the Note Investors (the “Convertible Notes Financing”). The Convertible Notes Financing closed on March 31, 2025.

The Note Exchange and Warrant Purchase Agreement

On June 24, 2025, the Company entered into note exchange and warrant purchase agreements (the “June 2025 Exchange Agreements”) with certain of the Original Investors (the “Participating Investors”), pursuant to which the Company agreed to (a) issue and sell (i) approximately $2.57 million aggregate principal amount of new 6% convertible promissory notes (the “Replacement Notes”), in exchange for the cancellation of the

Original Notes held by the Participating Investors, and (ii) warrants to purchase shares of Common Stock (the “New Warrants”) to such Participating Investors, in a private placement closed on June 24, 2025 (the “June 2025 Exchange Transaction”); and (b) file a registration statement for the resale of the Conversion Shares and the New Warrant Shares (both terms as defined hereunder) within 30 calendar days of the date of the Exchange Agreements and to use commercially reasonable efforts to cause such registration statement to be declared effective no later than three business days after the date that the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.

Replacement Notes

The Replacement Notes bear interest at the rate of 6% per annum and will mature on January 30, 2026 (the “Maturity Date”).

The Replacement Notes will be convertible, at each holder’s option, in part or in full, into an aggregate of up to 481,150 shares (the “Conversion Shares”) of the Company’s Common Stock (assuming no payment of the principal amounts or any accrued interest), at a conversion price of $5.535 per share for Participating Investors who are not an officer, director, employee or consultant of the Company (collectively, an “Insider”), and $5.555 per share for Participating Investors who are Insiders, subject to adjustment for customary stock dividend, stock split, stock combination or other similar transactions; provided, however, that (a) no Conversion Shares may be issued to a noteholder who is an Insider unless the stockholder approval is obtained by the Company in accordance with Nasdaq Listing Rules 5635(c) and 5635(d), and (b) the total cumulative number of Conversion Shares that may be issued to a noteholder who is not an Insider, together with any shares of Common Stock issued to (i) such noteholder upon exercise of the New Warrants issued to such noteholder and (ii) the other Participating Investors in the same series of transactions as the Replacement Notes, may not exceed the requirements of The Nasdaq Capital Market (including the rules related to the aggregation of offerings under Nasdaq Listing Rule 5635(d), if applicable) (the “Issuance Cap”), unless the stockholder approval is obtained by the Company to issue more than the Issuance Cap.

Under the Replacement Notes, the Company is subject to certain restrictive covenants, including a covenant restricting the Company’s right to pay dividends or otherwise make any payment or distribution in respect of the Company’s capital stock, subject to certain limited exceptions, without the prior written consent of the holders of the Replacement Notes. In addition, the Company is required to use the net proceeds in excess of $8,000,000 from (a) any equity or debt financing received by the Company or (b) any licensing or business development transaction received by the Company or Napo Pharmaceuticals, Inc. for repayment of the Replacement Notes.

The terms of the Replacement Notes are otherwise substantially the same as the terms of the Original Notes.

New Warrants

As an inducement to enter into the Exchange Agreements, the Participating Investors received New Warrants to purchase up to an aggregate of 928,582 shares of Common Stock (the “New Warrant Shares”) with an initial exercise price equal to $2.70, subject to adjustment for reclassification of the Common Stock, non-cash dividend, stock split, reverse stock split or other similar transaction (the “Exercise Price”). The New Warrants will be exercisable immediately upon the Initial Exercise Date (as define therein) and will expire on the earlier of (i) 18 months from the date of issuance, (ii) the consummation of a fundamental transaction and (iii) the consummation of a liquidation event; provided, however, that no New Warrant Shares may be issued to a holder unless the stockholder approval is obtained by the Company in accordance with Nasdaq Listing Rules 5635(c) and/or 5635(d), as applicable.

Certain Insiders, including the Company’s Chief Executive Officer and certain members of the Company’s board of directors and officers, participated in the Exchange Transaction. These Insiders acquired $492,012 aggregate principal amount of the Replacement Notes, which will be convertible into up to 91,784 Conversion Shares, and received New Warrants to purchase up to 177,138 New Warrant Shares.

The Company makes certain customary representations and warranties and has agreed to customary covenants and obligations. The Exchange Agreements and the Replacement Notes contain customary events of default upon the occurrence and during the continuance of which the Replacement Notes shall, at the option of the holders by written notice to the Company, become immediately due and payable and the Company shall pay to the holders an amount equal to the then outstanding balance of the Replacement Notes and accrued and unpaid interest thereon, plus Default Interest (as defined in the Replacement Notes), if any.

The foregoing descriptions of the Original Notes, the Convert Warrants, the Convert PA Warrants, the Convertible Note Purchase Agreements, the Registration Rights Agreement, the June 2025 Exchange Agreements, the Replacement Notes, and the New Warrants are not complete and are qualified in their entirety by reference to the form of Note, the form of Convert Warrant, the form of Convert PA Warrant, the form of Convertible Note Purchase Agreement and the Registration Rights Agreement, which have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Registered Direct Offering and Concurrent Private Placement

On May 20, 2025, the Company entered into securities purchase agreements with investors for the purchase and sale of 246,306 shares of Common Stock at a purchase price of $6.09 per share in a registered direct offering priced at-the-market under the Nasdaq rules. In a concurrent private placement, the Company agreed to issue to the investors unregistered warrants to purchase up to 492,612 shares of Common Stock at an exercise price of $5.84 per share. The offerings closed on May 22, 2025. For additional information, see “Private Placement.”

Corporate Information

We were incorporated in the State of Delaware on June 6, 2013. Our principal executive office is located at 200 Pine Street, Suite 400, San Francisco, CA 94104, for human health prescription drugs, and the telephone number is (415) 371-8300. We have an additional office at 200 Pine Street, Suite 600, San Francisco, CA 94104, for Jaguar Animal Health. Our website for the corporation is https://jaguar.health. The information contained on, or that can be accessed through, our website is not part of this annual report. Our voting common stock is listed on the Nasdaq Capital Market and trades under the symbol “JAGX.” On July 31, 2017, we completed the acquisition of Napo pursuant to the Agreement and Plan of Merger, dated March 31, 2017, by and among the Company, Napo, Napo Acquisition Corporation, and Napo’s representative (the “Merger”).

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 2,621,852 shares of Common Stock, which are comprised of (i) issuable upon exchange of the outstanding shares of Series N Preferred Stock up to 1,980,827 shares of Common Stock issuable upon the exchange of shares of Series N Preferred Stock issued by the Company in the Series N Private Placement, and (ii) (A) 161,583 shares of Common Stock and (B) up to 479,442 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrant issued by the Company in the New Private Placement.

Use of Proceeds	We will not receive any proceeds from the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. Please see the section entitled see “Use of Proceeds” on page 22 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our Common Stock is currently listed on Nasdaq under the symbol “JAGX.”

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 10 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025 and amended on April 15, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025 and amended on April 15, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

•	We have a limited operating history, expect to incur further losses as we grow, and may be unable to achieve or sustain profitability.

•

We expect to incur significant additional costs as we continue commercialization efforts for current prescription drug candidates or other product candidates and undertake the clinical trials necessary to obtain any necessary regulatory approvals, which will increase our losses.

•

We will need to raise substantial additional capital in the future in the event that we conduct clinical trials for new indications and for the launch of Gelclair, and we may be unable to raise such funds when needed and on acceptable terms, which would force us to delay, limit, reduce or terminate one or more of our product development programs.

•

We are substantially dependent on the success of Mytesi, our current lead prescription drug product, and Canalevia-CA1, our conditionally approved prescription drug product for CID in dogs. We cannot be certain that necessary approvals will be received for planned Mytesi or Canalevia-CA1 follow-on indications or that these product candidates will be successfully commercialized, either by us or any of our partners. We cannot be certain that we will be successful in the commercialization of Gelclair.

•

We face uncertainty in the launch of Gelclair as the market for oral mucositis treatments is highly competitive, with established companies and emerging therapies. Gelclair’s success depends on its ability to differentiate itself and gain market share.

•

If we are not successful in identifying, licensing, developing, and commercializing additional product candidates and products, our ability to expand our business and achieve our strategic objectives could be impaired.

•

Mytesi faces significant competition from other pharmaceutical companies, both for its currently approved indication and for planned follow-on indications, and our operating results will suffer if we fail to compete effectively.

•

We may be unable to obtain, or obtain on a timely basis, regulatory approval for our existing or future human or animal prescription drug product candidates under applicable regulatory requirements, which would harm our operating results.

•

The failure to identify a reasonable regulatory pathway to make crofelemer available for breast cancer patients based on a responder analysis may lead us to pause, change or discontinue commercialization of other products within our cancer supportive care business.

•

The results of our earlier studies of Mytesi may not be predictive of the results in any future clinical trials and species-specific formulation studies, respectively, and we may not be successful in our efforts to develop or commercialize line extensions of Mytesi.

•

Development of prescription drug products is inherently expensive, time-consuming, and uncertain, and any delay or discontinuance of our current or future pivotal trials would harm our business and prospects.

•

We will partially rely on third parties to conduct our development activities. If these third parties do not successfully carry out their contractual duties, we may be unable to obtain regulatory approvals or commercialize our current or future human or animal product candidates on a timely basis or at all.

•

Even if we obtain regulatory approval for planned follow-on indications of crofelemer, Canalevia, or our other product candidates, they may never achieve market acceptance. Further, even if we are successful in the ongoing commercialization of Mytesi and Canalevia, we may not achieve commercial success.

•	Human and animal gastrointestinal health products are subject to unanticipated post-approval safety or efficacy concerns, which may harm our business and reputation.

•	Future federal and state legislation may result in increased exposure to product liability claims, which could result in substantial losses.

•	If we fail to retain current members of our senior management or to identify, attract, integrate, and retain additional key personnel, our business will be harmed.

•

We are dependent on two suppliers for the raw material used to produce the active pharmaceutical ingredients in Mytesi and Canalevia-CA1. The termination of either of these contracts would result in a disruption to product development and manufacturing, and harm our business.

•

We are dependent upon third-party contract manufacturers, both for the supply of the active pharmaceutical ingredients in Mytesi and Canalevia-CA1, as well as for the supply of finished products for commercialization. The termination of any of these contracts would result in a disruption to product development and manufacturing and harm our business.

•

If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell our current or future human products and product candidates, if approved, and generate product or other revenue.

•	We will need to increase the size of our organization and may not successfully manage such growth.

•

Canalevia-CA1 and our animal health prescription drug product candidates may be marketed in the US only in the target animals and for the indications for which they are approved, and if we want to expand the approved animals or indications, it will need to obtain additional approvals, which may not be granted.

•

The misuse or extra-label use of Mytesi, Canalevia, and our human or animal prescription drug product candidates, if approved by regulatory authorities, may harm our reputation or result in financial or other damages.

•

We may be unable to obtain, or obtain on a timely basis, a renewal of conditional approval for Canalevia-CA1 or to eventually obtain full regulatory approval of Canalevia-CA1, which would harm our operating results.

•	We may not maintain the benefits associated with MUMS designation, including market exclusivity.

•

The market for our human and animal products, and the gastrointestinal health market as a whole, is uncertain and may be smaller than we anticipate, which could lead to lower revenue and harm our operating results.

•

Insurance coverage for Mytesi for its current approved indication could decrease or end, or Mytesi might not receive insurance coverage for any approved follow-on indications, which could lead to lower revenue and harm our operating results.

•	We may face challenges obtaining favorable reimbursement and insurance coverage for Gelclair, which could limit its market adoption and commercial success.

•	We may engage in future acquisitions that increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

•	Certain of the countries in which we plan to commercialize our products in the future are developing countries, some of which have potentially unstable political and economic climates.

•	Changing political environment in the US could adversely affect our business and financial performance.

•	Fluctuations in the exchange rate of foreign currencies could result in currency transaction losses.

•	Laws and regulations governing global trade compliance could adversely impact our business.

•	There are other gastrointestinal-focused human pharmaceutical companies, and we face competition in the marketplaces in which we operate or plan to operate.

•	Our obligations to Streeterville are secured by a security interest in all of Napo’s NP-300 assets, so if we default on those obligations, Streeterville could foreclose on the NP-300 assets.

•	Our royalty interests require us to make minimum royalty payments, even if we do not sell a sufficient amount of products to cover the amount of such payments, which may strain our cash resources.

•	Failure in our information technology systems, through cyber-attacks or other data security incidents, could significantly disrupt our operations.

•	Global macroeconomic conditions may negatively affect us and may magnify certain risks that affect our business.

•	Unfavorable global economic conditions could adversely affect our business, financial condition, or results of operations.

•	Substantially all of our revenue for recent periods has been received from two customers.

•	The Company’s ability to attract and retain qualified members of our board of directors may be impacted due to new state laws, including recently enacted gender quotas.

•	Evolving expectations around corporate responsibility practices, specifically related to environmental, social, and governance (“ESG”) matters, may expose us to reputational and other risks.

•	The growing use of artificial intelligence (“AI”) systems to automate processes, analyze data, and support decision-making poses inherent risks.

•	Disruptions at the FDA could delay the review and approval of our product candidates and impact our business.

•	Other factors discussed in our most recent Annual Report on Form 10-K.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein, or those documents incorporated by reference, or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus, or the date of the document incorporated by reference into this prospectus. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith, and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs, or projections will result or be achieved or accomplished.

PRIVATE PLACEMENT

Series N Private Placement

On or around September 9, 2025, the Company entered into the Series N PIPE Purchase Agreements with the Series N Selling Stockholders, pursuant to which the Company agreed to issue and sell to the Series N Selling Stockholders in a private placement an aggregate of 950.8 shares of Series N Preferred Stock, for an aggregate purchase price of approximately $2.38 million (the “Series N Private Placement”). The Series N Private Placement closed on September 10, 2025.

Subject to the terms of the Series N Preferred Stock set forth in the Certificate of Designation, the Company has the right to exchange, at any time after the Stockholder Approval (as defined hereunder) is obtained and from time to time and at its sole discretion, part or all of the then outstanding shares of Series N Preferred Stock held by any holder thereof for shares of Common Stock (the “Mandatory Exchange Shares”) at an exchange ratio equal to (i) the Stated Value divided by (ii) the Exchange Price (the “Mandatory Exchange”). Notwithstanding the foregoing, the Company will not have the right to consummate a Mandatory Exchange if: (a) the Stockholder Approval is not obtained, (b) the issuance of the Exchange Shares (as defined hereunder) would cause such holder, together with its affiliates, to beneficially own in excess of 19.99% of the number of shares of Common Stock outstanding on the date of issuance (including for such purpose the shares of Common Stock issuable upon such issuance) immediately after giving effect to the issuance of the Mandatory Exchange Shares; (c) any of the Mandatory Exchange Conditions (as defined hereunder) has not been satisfied as of the applicable exchange date.

“Stockholder Approval” means such approval as required by the applicable Nasdaq Stock Market Rules by the stockholders of the Company with respect to the exchange and/or redemption of shares of Series N Preferred Stock and the issuance of the shares of Common Stock issuable upon exchange and/or redemption of the Series N Preferred Stock.

The Mandatory Exchange Conditions mean: (a) with respect to the applicable exchange date, all of the Exchange Shares would be (i) registered for trading under applicable federal and state securities laws, (ii) freely tradable under Rule 144 of the Securities Act, or (iii) otherwise freely tradable without the need for registration under any applicable federal or state securities laws; (b) the applicable Mandatory Exchange Shares would be eligible for immediate resale by the holder; (c) no Event of Default shall have occurred under the Certificate of Designation; (d) the Common Stock is trading on Nasdaq, NYSE, OTCQB or OTCQX as of the applicable exchange date; and (e) the closing price of the Common Stock on the trading day immediately prior to the applicable exchange date is equal to or greater than the Exchange Price.

In addition, at any time and from time to time after the date that Stockholder Approval is obtained, the Company and any holder of the shares of Series N Preferred Stock may mutually agree to exchange part or all of the then outstanding shares of Series N Preferred Stock held by such holder for shares of Common Stock (the “Mutual Exchange Shares”) pursuant to Section 3(a)(9) of the Securities Act at a price per share equal to the Minimum Price of the Common Stock as of the date of the agreement for such exchange (the “Mutual Exchange”).

Under the Series N PIPE Purchase Agreements, the Company is required to use commercially reasonable efforts to hold a meeting of stockholders at the earliest practical date, but in no event later than 90 days after the closing of the Series N Private Placement, for the purpose of obtaining the Stockholder Approval. If the Company does not obtain the Stockholder Approval at the first meeting, upon the written request of holders representing at least a majority of the amount of the outstanding shares of Series N Preferred Stock, the Company shall use commercially reasonable efforts to call another meeting of stockholders within four months of the first meeting of stockholders.

The Company agreed to file a registration statement on Form S-3 with the SEC within 30 days following the closing of the Series N Private Placement, to register the resale of (i) the shares of the Common Stock issued or issuable by the Company upon exchange of the shares of Series N Preferred Stock, and (ii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to the securities referenced in (i).

New Private Placement

On September 28, 2025, the Company entered into a securities purchase agreement (the “New PIPE Purchase Agreement”) with the New PIPE Selling Stockholder, pursuant to which the Company agreed to issue and sell to the New PIPE Selling Stockholder in a private placement (the “New Private Placement”) (i) 161,583 shares of Common Stock (the “New PIPE Shares”) and (ii) the Pre-Funded Warrant to purchase up to 479,442 shares of Common Stock (the “PFW Shares”).

The purchase price of the New PIPE Shares is $1.56 per share and the purchase price for the PFW Shares is $1.56 per share minus $0.0001. The Pre-Funded Warrant is exercisable, in whole or in part, at any time after the closing of the New Private Placement.

The Company agreed to file a registration statement on Form S-3 with the SEC by October 9, 2025 to register the resale of the New PIPE Shares and the PFW Shares.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to 1,980,827 Exchange Shares, 161,583 New PIPE Shares, and 479,442 PFW Shares. The Selling Stockholders acquired their securities in the transactions described above under the heading “Private Placement.”

As used herein, the term “Selling Stockholders” means the Selling Stockholders listed below and such holders’ donees, pledgees, transferees, or other successors-in-interest selling Exchange Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

The Certificate of Designation contains limitations which prevent the issuance of shares of Common Stock to any holder of Series N Preferred Stock that would cause such holder’s beneficial ownership to exceed the Maximum Percentage, which equals 19.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance). For purposes of calculating the Maximum Percentage, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the Exchange Act.

The Pre-Funded Warrant contains limitations on the exercise such that the holder along with its affiliates may not beneficially own shares of the Company’s Common Stock in excess of the Beneficial Ownership Limitation, which equals 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Pre-Funded Warrant. Subject to the terms of the Pre-Funded Warrant, the Beneficial Ownership Limitation may be increased up to 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise.

The table below sets forth, as of October 1, 2025, the following information regarding the Selling Stockholders:

•	the names of the Selling Stockholders;

•

the number of shares of Common Stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Certificate of Designation or the Pre-Funded Warrant;

•	the number of shares of Common Stock to be offered by the Selling Stockholders in this offering;

•	the number of shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and

•

the percentage of our issued and outstanding shares of Common Stock to be owned by Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of October 1, 2025.

Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of October 3, 2025.

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

	Shares of Common Stock Beneficially Owned Before Completion of the Offering (1)		Sum of Number of Shares of Common Stock Offered Hereby (2)	Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Name	Sum of Number	Percentage		Sum of Number	Percentage
Brian & Suzanne Swift Liv Trust dated 3.13.9,1 as amended (4)	25,417	*	20,833	4,584	*
Chesterfield Property Investments Ltd (5)	57,690	1.53%	20,833	36,857	*
Martin Dunn (6)	644,309	14.81%	416,666	227,643	3.47%
Jon D and Linda W Gruber Trust (7)	340,032	8.40%	208,333	131,699	2.04%
EJM 2012 Trust (8)	229,323	5.83%	166,666	62,657	*
Joshua Mailman (9)	231,381	5.87%	166,666	64,715	1.01%
Joshua Mailman Foundation (10)	230,514	5.85%	166,666	63,848	1.00%
Monica Winsor (11)	83,333	2.20%	83,333	0	*
Roy L Rogers 2020 Dynasty Trust (12)	173,074	4.46%	62,500	110,574	1.72%
Roy L Rogers Survivor’s Trust (13)	212,336	5.42%	83,333	129,003	2.00%
Roy and Ruth Rogers Unitrust (14)	96,952	2.55%	41,666	55,286	*
Mary M. Olson 2020 Dynasty Trust (15)	20,833	*	20,833	0	*
Mary M. Olson 2020 Revocable Trust (16)	20,833	*	20833	0	*
WBW Trust Number One (17)	591,436	13.76%	291,666	299,770	4.52%
Streeterville Capital LLC (18)	255,167	6.44%	210,000	45,167	*
Brown Stone Capital Limited (19)	641,025	14.74%	641,025	0	*

*	Less than 1%.

(1)

Applicable percentages based on 3,707,121 shares of Common Stock outstanding as of October 1, 2025. Beneficial Ownership prior to this offering includes any share options either vested or which will vest within 60 days of the filing of this registration statement, and any common stock warrants exercisable within 60 days of the filing of this registration statement.

(2)

Consists of the Exchange Shares, New PIPE Shares and PFW Shares, with respect to each Selling Stockholder, as the case may be, in connection with the Series N Private Placement or the New Private Placement, as the case may be.

(3)

Assumes full exchange of all outstanding 950.8 shares of Series N Preferred Stock, full exercise of the Pre-Funded Warrant, and the resale or other disposition of all Exchange Shares, New PIPE Shares and PFW Shares by each Selling Stockholder, as applicable.

(4)

Includes (i) 4,584 shares of Common Stock issuable upon exercise a Common Stock Warrant held by Brian & Suzanne Swift Liv Trust dated 3.13.9,1 as amended (“Swift Trust”), exercisable at an exercise price of $5.41 per share, and (ii) 20,833 shares of Common Stock issuable upon exchange of the shares of Series N

Preferred Stock held by Swift Trust, exchangeable at an exchange ratio equal to the $2,500 Stated Value per share of Series N Preferred Stock divided by the Exchange Price of $1.20 per share of Series N Preferred Stock (the “Exchange Ratio”). The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Mr. Brian G. Swift is the sole trustee of the Swift Trust and has voting and investment power over the shares held by the Swift Trust. The address of Mr. Swift is 69 Beach Road, Belvedere, CA 94920.
(5)

Includes (i) 9,033 shares of Common Stock issuable upon exercise of a Common Stock warrant held by Chesterfield Property Investments Ltd (“Chesterfield”), exercisable at an exercise price of $5.41 per share, (ii) 9,496 shares of Common Stock issuable upon conversion of a convertible promissory note held by Chesterfield, convertible at a conversion price of $5.535 per share, (iii) 18,328 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Chesterfield, exercisable at an exercise price of $2.70 per share, and (iv) 20,833 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Chesterfield, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Philip Chesterfield has voting and dispositive power over shares held by Chesterfield. The address of Chesterfield is Greystone Farm, Chillies Lane, High Hurstwood, East Sussex, TN22 4AA, U.K.

(6)

Includes (i) 6,061 shares of Common Stock held by Mr. Martin Dunn, (ii) 433 shares of Common Stock held in brokerage account by Mr. Dunn, (iii) 54,200 shares of Common Stock issuable upon exercise of a Common Stock warrant held by Mr. Dunn, exercisable at an exercise price of $5.41 per share, (iv) 56,981 shares of Common Stock issuable upon conversion of a convertible promissory note held by Mr. Dunn, convertible at a conversion price of $5.535 per share, (v) 109,968 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Mr. Dunn, exercisable at an exercise price of $2.70 per share, and (vi) 416,666 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Mr. Dunn, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. The address for Mr. Dunn is 589 Sackett Street, Brooklyn, NY 11217.

(7)

Includes (i) 43,000 shares of Common Stock held by Jon D and Linda W Gruber Trust (“Gruber Trust”), (ii) 54,200 shares of Common Stock issuable upon exercise of a Common Stock warrant held by Gruber Trust, exercisable at an exercise price of $5.41 per share, (iii) 11,775 shares of Common Stock issuable upon conversion of a convertible promissory note held by Gruber Trust, convertible at a conversion price of $5.535 per share, (iv) 22,724 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Gruber Trust, exercisable at an exercise price of $2.70 per share, and (v) 208,333 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Gruber Trust, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. The securities are directly held by Gruber Trust and may be deemed to be beneficially owned by Jon D Gruber, as Trustee. The address of the Gruber Trust is 300 Tamal Plaza, Ste. 215, Corte Madera, CA 94925.

(8)

Includes (i) 15,356 shares of Common Stock issuable upon exercise of a Common Stock warrant held by EJM 2012 Trust (“EJM Trust”), exercisable at an exercise price of $5.41 per share, (ii) 16,144 shares of Common Stock issuable upon conversion of a convertible promissory note held by EJM Trust, convertible at a conversion price of $5.535 per share, (iii) 31,157 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by EJM Trust, exercisable at an exercise price of $2.70 per share, and (iv) 166,666 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by

EJM Trust, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Ms. Monica Winsor, Mr. Mailman’s spouse, is the sole trustee of EJM Trust and has voting and investment power over the shares held by EJM Trust. The address of Mr. Mailman and Ms. Winsor are c/o Citrin Cooperman, 50 Rockefeller Plaza, 4th Floor, New York, NY 10020.
(9)

Includes (i) 2,058 shares of Common Stock held by Mr. Joshua Mailman, (ii) 15,356 shares of Common Stock issuable upon exercise of a Common Stock warrant held by Mr. Mailman, exercisable at an exercise price of $5.41 per share, (iii) 16,144 shares of Common Stock issuable upon conversion of a convertible promissory note held by Mr. Mailman, convertible at a conversion price of $5.535 per share, (iv) 31,157 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Mr. Mailman, exercisable at an exercise price of $2.70 per share, and (v) 166,666 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Mr. Mailman, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. The address for Mr. Mailman is c/o Citron Cooperman, 50 Rockefeller Plaza, New York, NY 10020.

(10)

Includes (i) 1,191 shares of Common Stock held by Joshua Mailman Foundation (“Joshua Foundation”), (ii) 15,356 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Joshua Foundation, exercisable at an exercise price of $5.41 per share, (iii) 16,144 shares of Common Stock issuable upon conversion of a convertible promissory note held by Joshua Foundation, convertible at a conversion price of $5.535 per share, (iv) 31,157 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Joshua Foundation, exercisable at an exercise price of $2.70 per share, and (v) 166,666 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Joshua Foundation, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Joshua Mailman has voting and dispositive power over shares held by Joshua Foundation. The address of Joshua Foundation is c/o Citron Cooperman, 50 Rockefeller Plaza, 4th Floor, New York, NY 10020.

(11)

Includes 83,333 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Ms. Monica Winsor, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. The address for Mr. Winsor is c/o Citron Cooperman, 50 Rockefeller Plaza, New York, NY 10020.

(12)

Includes (i) 27,100 shares of Common Stock issuable upon exercise of a Common Stock warrant held by Roy L Rogers 2020 Dynasty Trust (“Rogers 2020 Dynasty Trust”), exercisable at an exercise price of $5.41 per share, (ii) 28,490 shares of Common Stock issuable upon conversion of a convertible promissory note held by the Rogers 2020 Dynasty Trust, convertible at a conversion price of $5.535 per share, (iii) 54,984 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by the Rogers 2020 Dynasty Trust, exercisable at an exercise price of $2.70 per share, and (iv) 62,500 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Rogers 2020 Dynasty Trust, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained.

Roy L. Rogers is the trustee of the Rogers 2020 Dynasty Trust and holds sole voting and dispositive power over the shares held by the trust. The address for Mr. Rogers is 27927 Briones Way, Los Altos Hills, CA 94022.
(13)

Includes (i) 31,616 shares of Common Stock issuable upon exercise of a Common Stock warrant held by Roy L Rogers Survivor’s Trust (“Rogers Survivor’s Trust”), exercisable at an exercise price of $5.41 per share, (ii) 33,239 shares of Common Stock issuable upon conversion of a convertible promissory note held by the Rogers Survivor’s Trust, convertible at a conversion price of $5.535 per share, (iii) 64,148 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by the Rogers Survivor’s Trust, exercisable at an exercise price of $2.70 per share, and (iv) 83,333 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Rogers Survivor’s Trust, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Roy L. Rogers is the trustee of the Rogers Survivor’s Trust and holds sole voting and dispositive power over the shares held by the trust. The address for Mr. Rogers is 27927 Briones Way, Los Altos Hills, CA 94022.

(14)

Includes (i) 13,550 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by Roy and Ruth Rogers Unitrust (“Rogers Unitrust”), exercisable at an exercise price of $5.41 per share, (ii) 14,245 shares of Common Stock issuable upon conversion of a convertible promissory note held by the Rogers Unitrust, convertible at a conversion price of $5.535 per share, (iii) 27,491 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by the Rogers Unitrust, exercisable at an exercise price of $2.70 per share, and (iv) 41,666 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Rogers Unitrust, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Roy L. Rogers is the trustee of the Rogers Unitrust and holds sole voting and dispositive power over the shares held by the trust. The address for Mr. Rogers is 27927 Briones Way, Los Altos Hills, CA 94022.

(15)

Includes 20,833 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Mary M. Olson 2020 Dynasty Trust (“Mary 2020 Dynasty Trust”), exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Mary M. Olson is the trustee of Mary 2020 Dynasty Trust and holds sole voting and dispositive power over the shares held by the trust. The address for Ms. Olson is 27927 Briones Way, Los Altos Hills, CA 94022.

(16)

Includes 20,833 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Mary M. Olson 2020 Revocable Trust (“Mary 2020 Revocable Trust”), exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. Mary M. Olson is the trustee of Mary 2020 Revocable Trust and holds sole voting and dispositive power over the shares held by the trust. The address for Ms. Olson is 27927 Briones Way, Los Altos Hills, CA 94022.

(17)

Includes (i) 78,621 shares of Common Stock held by WBW Trust Number One (“WBW Trust”), (ii) 54,200 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by WBW Trust, exercisable at an exercise price of $5.41 per share, (iii) 56,981 shares of Common Stock issuable upon conversion of a convertible promissory note held by WBW Trust, convertible at a conversion price of $5.535 per share, (iv) 109,968 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by WBW Trust, exercisable at an exercise price of $2.70 per share, (v) 27,491 shares of Common Stock issuable upon exercise of a Common Stock Warrant held by the Rogers Unitrust, exercisable at an exercise price of $2.70 per share, and (vi) 291,666 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by WBW Trust, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. William T. Weyerhaeuser is the trustee of the WBW Trust and holds sole voting and dispositive power over the shares held by the trust. The address for Mr. Weyerhaeuser is 1145 Broadway, Suite 1500, Tacoma, WA 98402.
(18)

Includes (i) 45,167 shares of Common Stock issuable upon exercise a Common Stock Warrant held by Streeterville, exercisable at an exercise price of $5.41 per share, and (ii) 210,000 shares of Common Stock issuable upon exchange of the shares of Series N Preferred Stock held by Streeterville, exchangeable at the Exchange Ratio. The Certificate of Designation provides for limitations on exchange of the Series N Preferred Stock, such that the holder along with its affiliates may not beneficially own more than 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exchange, and that no exchange is permitted unless and until the Stockholder Approval is obtained. John M. Fife has voting and dispositive power over shares held by Streeterville. The address for Streeterville is 297 Auto Mall Drive #4, St. George, UT, 84770, USA.

(19)

Includes (i) 161,583 shares of Common Stock held by Brown Stone Capital Limited (“Brown Stone”), and (ii) 479,442 shares of Common Stock issuable upon exercise the Pre-Funded Warrant held by Brown Stone, exercisable at an exercise price of $0.0001 per share. The Pre-Funded Warrant provides for limitations on exercise such that the holder along with its affiliates may not beneficially own more than 4.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise, which beneficial ownership limitation may, subject to the terms of the Pre-Funded Warrant, be increased up to 19.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise. Brown Stone is controlled by its President, Nima Montazeri. Its principal place of business is Rear No. 2 Glenthorne Road, London, United Kingdom, N11 3HT.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of Common Stock in this offering.

We may receive up to a total of approximately $48 in gross proceeds if the Pre-Funded Warrant is exercised in full for cash for shares of Common Stock. However, as we are unable to predict the timing or amount of potential exercises of the Pre-Funded Warrant, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. Pursuant to conditions set forth in the Pre-Funded Warrant, the Pre-Funded Warrant is exercisable on a cashless basis, and should the New PIPE Selling Stockholder elects to exercise on a cashless basis, we will not receive any proceeds from the sale of Common Stock issued upon the cashless exercise of the Pre-Funded Warrant.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the selling shareholders and our independent registered public accountants.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each

Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the time as all of the Registrable Securities covered by this prospectus have been sold (either pursuant to a registration statement or otherwise) by the holders of Series N Preferred Stock, or (ii) the time as all of the remaining Registrable Securities are eligible to be sold by the holders without compliance with the volume limitations or public information requirements of Rule 144 under the Securities Act. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is listed on Nasdaq under the symbol “JAGX.”

DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and amended and restated bylaws, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation and our amended and restated bylaws and to the applicable provisions of Delaware law. Our authorized capital stock consists of 352,475,074 shares of capital stock, which consists of (i) 298,000,000 shares of voting common stock, $0.0001 par value per share, (ii) 50,000,000 shares of convertible non-voting common stock, $0.0001 par value per share, and (iii) 4,475,074 shares of preferred stock, $0.0001 par value per share.

Common Stock

We have two classes of common stock: voting common stock and non-voting common stock. Holders of both classes of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock or that we may designate or issue in the future. In the event of our liquidation, dissolution or winding up, the holders of both classes of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. There are no preemptive, conversion or subscription rights applicable to either class of common stock. There are no redemption or sinking fund provisions applicable to either class of common stock. The rights, preferences, and privileges of the holders of both classes of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future. All of our outstanding shares of voting common stock and non-voting common stock are fully paid and nonassessable.

Voting Common Stock

The holders of our voting common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

Non-Voting Common Stock

The holders of our non-voting common stock do not have any cumulative voting rights and are not entitled to vote, except on an as-converted basis with respect to any Change of Control (as defined in the Certificate of Incorporation). Each share of non-voting common stock is convertible into three hundred fifty-four million three hundred seventy-five thousandth (1/354,375,000th) of a share of voting common stock at the election of the holder thereof. As of the date of this prospectus, there are no shares of voting common stock outstanding.

Preferred Stock

Under our Certificate of Incorporation, our board of directors is authorized to issue up to 4,475,074 shares of preferred stock from time to time, in one or more classes or series, without stockholder approval. As of the date of this prospectus, there are 121.3822 shares of Series L Perpetual Preferred Stock, 260 shares of Series M Perpetual Preferred Stock, and 950.8 shares of Series N Preferred Stock outstanding.

Prior to the issuance of shares of each class or series, our board of directors is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered, when issued and paid for, will be validly issued, fully paid and nonassessable and will not have any preemptive or subscription rights.

We will specify the following terms relating to any class or series of preferred stock offered by us:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Stockholder Rights Plan

On February 26, 2025 our board of directors declared a dividend of (i) one preferred share purchase right (a “Class A Right”) for each share of Common Stock and (ii) one preferred stock purchase right (a “Class B Right” and together with the Class A Rights, the “Rights”) for each share of non-voting common stock, par value $0.0001 per share, of the Company (the “Non-Voting Common Stock” and together with the Common Stock, the “Outstanding Stock”). The dividend was paid on March 10, 2025 to the stockholders of record at the close of business on March 10, 2025 (the “Record Date”). Each Right initially entitles the registered holder to purchase from the Company one one-thousandth of a share of Series K Junior Participating Preferred Stock, par value $0.0001 per share, of the Company (the “Series K Preferred Stock”) at a price of $4.50 per one one-thousandth of a share of Series K Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of February 26, 2025, as the same may be amended from time to time (the “Rights Agreement”), between the Company and Equiniti Trust Company, LLC, as Rights Agent.

Until the close of business on the earlier of (i) 10 business days following the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act by the Company or an Acquiring Person (as defined below) that an Acquiring Person has become such, or such other date, as determined by the Board, on which a Person has become an Acquiring Person, or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in any person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), (x) the Rights will be evidenced by the certificates representing the Outstanding Stock registered in the names of the holders thereof (or by book entry shares in respect of such Outstanding Stock) and not by separate Right Certificates (as defined below), and (y) the Rights will be transferable only in connection with the transfer of Outstanding Stock.

Until the Distribution Date (or earlier expiration of the Rights), (i) new Outstanding Stock certificates issued after the Record Date upon transfer or new issuances of Outstanding Stock will contain a legend incorporating the terms of the Rights Agreement by reference, and (ii) the surrender for transfer of any certificates representing Outstanding Stock (or book entry shares of Outstanding Stock) outstanding as of the Record Date will also constitute the transfer of the Rights associated with the shares of Outstanding Stock represented thereby. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Outstanding Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

Except as otherwise provided in the Rights Agreement, the Rights are not exercisable until the Distribution Date. The Rights will expire on the earliest of (i) 5:00 P.M., New York City time on February 26, 2026, (ii) the time at which the Rights are redeemed pursuant to the terms of the Rights Agreement, (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in the Rights Agreement at which time the Rights are terminated, or (iv) the time at which such Rights are exchanged pursuant to the terms of the Rights Agreement.

The Purchase Price payable, and the number of shares of Series K Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time, among others, (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series K Preferred Stock, (ii) upon the grant to holders of the Series K Preferred Stock of certain rights or warrants to subscribe for or purchase Series K Preferred Stock at a price, or securities convertible into Series K Preferred Stock with a conversion price, less than the then-current market price of the Series K Preferred Stock, or (iii) upon the distribution to holders of the Series K Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series K Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on any class or series of Outstanding Stock payable in shares of a class or series of Outstanding Stock or subdivisions, consolidations or combinations of any class or series of Outstanding Stock occurring, in any such case, prior to the Distribution Date.

Shares of Series K Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series K Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 and (b) the sum of (1) 1,000 (subject to adjustments for stock dividends, stock splits, or stock combinations) times the aggregate per share amount of all cash dividends, plus (2) 1,000 (subject to adjustments for stock dividends, stock splits, or stock combinations) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in each case declared on the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series K Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends and distributions), and (b) an amount equal to 1,000 times (subject to adjustments for stock dividends, stock splits, or stock combinations) made per share amount of all cash and other property to be distributed in respect of Common Stock. Each share of Series K Preferred Stock issued pursuant to an exercise of a Class A Right will be initially entitled to 1,000 votes (subject to adjustment for stock dividends, stock splits, or stock combinations) and each share of Series K Preferred Stock issued pursuant to an exercise of a Class B Right will not have any voting power on any matter submitted to stockholders for a vote (except as otherwise required by law). In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of Series K Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at the meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series K Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company. Holders of Series K Preferred Stock shall otherwise have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action, other than as required by law.

In the event of any merger, consolidation, combination or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Series K Preferred Stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (the first occurrence of such event, a “Flip-In Event”), (i) each holder of a Class A Right, other than Class A Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Class A Right that number of shares of Common Stock equal to the number of shares of Common Stock obtained by dividing the Purchase Price (subject to adjustments) by 50% of the current per share market price of the Common Stock on the date of the Flip-In Event, and (ii) each holder of a Class B Right, other than Class B Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Class B Right that number of shares of Non-Voting Common Stock obtained by dividing the Purchase Price (subject to adjustments) by 50% of the current per share market price of the Non-Voting Common Stock on the day of the Flip-In Event. Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 20% or more of the total voting power of the aggregate of all shares of Voting Stock (as defined below) then outstanding, subject to certain exclusions. Certain synthetic interests in securities created by derivative positions are treated under the Rights Agreement as beneficial ownership of the number of shares of Voting Stock equivalent to the economic exposure created by the derivative security, to the extent actual shares of Voting Stock are directly or indirectly beneficially owned by a counterparty to such derivative security.

In the event that, after a Flip-In Event, the Company is acquired in a merger or other business combination transaction by a person or 50% or more of its consolidated assets or earning power are sold to a person, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of such person equal to the result obtained by dividing the Purchase Price (subject to adjustments) by 50% of the current per share market price of the common stock of such person(s) (or its parent) with whom the Company has engaged in the foregoing transaction.

At any time after a Flip-In Event and prior to the acquisition by an Acquiring Person of 50% or more of the total voting power of the aggregate of all shares of Voting Stock then outstanding, the Board may, at its option, exchange (i) all or part of the then outstanding Class A Rights (other than Class A Rights owned by such Acquiring Person which will have become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Class A Right, subject to adjustment and (ii) all or part of the then outstanding Class B Rights (other than Class B Rights owned by such Acquiring Person which will have become void), for shares of Non-Voting Common Stock at an exchange ratio of one share of Non-Voting Common Stock per Class B Right, subject to adjustment.

With certain exceptions, no adjustment in the Purchase Price will be required unless such adjustment would require an increase or decrease of at least 1% in such Purchase Price. No fractional shares of Series K Preferred Stock will be issued (other than fractions of Series K Preferred Stock which are integral multiples of one one-thousandth of a share of Series K Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of a whole share of Series K Preferred Stock. No fractional shares of Common Stock will be issued, and in lieu thereof an adjustment in cash will be made based on the current market price of a whole share of Common Stock. No fractional shares of Non-Voting Common Stock will be issued, and in lieu thereof an adjustment in cash will be made based on the current market price of a whole share of Non-Voting Common Stock.

At any time prior to a Flip-In Event, the Board may redeem all but not less than the then outstanding Rights at a price of $0.01 per Right, subject to adjustment (the “Redemption Price”) payable, at the option of the Company, in cash, shares of Common Stock, Non-Voting Common Stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may, in its sole discretion, except with respect to the Redemption Price, supplement or amend any provision in the Rights Agreement without the approval of any holders of the Rights. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, supplement or amend the Rights Agreement without the approval of any holders of Rights, provided that no such supplement or amendment may adversely affect the interests of holders of the Rights, cause the Rights Agreement to become amendable contrary to the provisions of the Rights Agreement, or cause the Rights to again to become redeemable.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Certificate of Incorporation and amended and restated bylaws include provisions that:

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, the chief executive officer or the president;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	provide that directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•	specify that no stockholder is permitted to cumulate votes at any election of our board of directors; and

•	require approval of the stockholders of at least 75% of the shares and a majority of the board of directors to amend certain of the above-mentioned provisions.

Stockholder Rights Plan

The rights issued pursuant to our stockholder rights plan, if not redeemed or suspended, could work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

Exclusive Jurisdiction

Under the provisions of our Certificate of Incorporation and amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, then any such action may be brought in another state or federal court sitting in the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation or amended and restated bylaws to be inapplicable or unenforceable in such action. Our amended and restated bylaws provide that if any part of the exclusive forum provision is held to be invalid, illegal or unenforceable, as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such part in any other circumstance and of the remaining parts of the exclusive forum provision and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in the payment of a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent of our voting common stock is Equiniti Trust Company, LLC. Their address is 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660.

National Securities Exchange Listing

Our voting common stock is currently listed on Nasdaq under the symbol “JAGX.”

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Reed Smith LLP, Palo Alto, California.

EXPERTS

The financial statements of the Company as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://jaguar.health, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 31, 2025, as amended by the Annual Report on Form 10-K/A filed on April 15, 2025;

•	our definitive proxy statement on Schedule 14A, relating to our Special Meeting of Stockholders held on March 13, 2025, filed on February 24, 2025;

•

our definitive proxy statement on Schedule 14A and definitive additional materials on Schedule 14A relating to our Annual Meeting of Stockholders held on August 19, 2025, filed on July 21, 2025 and August 6, 2025, respectively;

•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on May 15, 2025, and for the fiscal quarter ended June 30, 2025 filed on August 14, 2025, respectively;

•

our Current Reports on Form 8-K filed on February 4, 2025, February  20, 2025, February  27, 2025, March  18, 2025, March  26, 2025, April  4, 2025, April  21, 2025, April  30, 2025, May  2, 2025, May  5, 2025, May  15, 2025, May  22, 2025, June  24, 2025, June  30, 2025, August  14, 2025, August  19, 2025, September  11, 2025, and October 1, 2025, and on Form  8-K/A filed on April 25, 2025; and

•

the description of our common stock filed as Exhibit 4.26 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on April 3, 2020, including any amendment or report filed for the purpose of updating such description.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-36714.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Jaguar Health, Inc., 200 Pine Street, Suite 400, San Francisco, CA, 94104 or call (415) 371-8300.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

1,980,827 Shares of Common Stock Issuable Upon the Exchange of Outstanding Shares of

Series N Perpetual Preferred Stock

161,583 Shares of Common Stock

479,442 Shares of Common Stock Issuable Upon the Exercise of Outstanding

Pre-Funded Warrant

PROSPECTUS

   , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
SEC Registration Fee	$827
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	30,000
Transfer Agent and Registrar fees and expenses	0
Miscellaneous Expenses	0
Total expenses	$80,827

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL authorizes a corporation in its certificate of incorporation to eliminate or limit personal liability of directors of the corporation for violations of the directors’ fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under DGCL Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available.

Our current certificate of incorporation eliminates the personal liability of the members of our board of directors to the fullest extent permitted by the DGCL. Any repeal or modification of that provision by the stockholders of the corporation will not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our current bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our directors and officers, pursuant to which we agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.

We have purchased and maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Item 16. Exhibits

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8 K (No. 001-36714) filed with the Securities and Exchange Commission on August 1, 2017).

3.2	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2018).

3.3	Certificate of Second Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018).

3.4	Certificate of Third Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018).

3.5	Certificate of Fifth Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2019).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8 K (No. 001 36714) filed with the Securities and Exchange Commission on May 18, 2015).

3.7	Certificate of Designation of Series C Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on September 2, 2020).

3.8	Certificate of Designation of Series D Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on September 2, 2020).

3.9	Certificate of Retirement of Series A Convertible Participating Preferred Stock, Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on September 9, 2020).

3.10	Corrected Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed December 10, 2020, File No. 001-36714).

3.11	Certificate of Fifth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed September 3, 2021, File No. 001-36714).

3.12	First Amendment to the Amended and Restated Bylaws, dated March 17, 2022. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 18, 2022, File No. 001-36714).

3.13	Certificate of Designation of Series E Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed August 23, 2022, File No. 001-36714).

Exhibit No.	Description

3.14	Certificate of Sixth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed September 30, 2022, File No. 001-36714).

3.15	Certificate of Designation of Series F Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed November 16, 2022, File No. 001-36714).

3.16	Certificate of Seventh Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed January 23, 2023, File No. 001-36714).

3.17	Certificate of Designation of Series G Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed May 9, 2023, File No. 001-36714).

3.18	Certificate of Designation of Series H Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed July 3, 2023, File No. 001-36714).

3.19	Certificate of Designation of Series I Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

3.20	Certificate of Designation of Series J Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 1, 2024, File No. 001-36714).

3.21	Certificate of Eighth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed May 23, 2024, File No. 001-36714).

3.22	Certificate of Designation of Series K Junior Participating Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed February 27, 2025, File No. 001-36714).

3.23	Certificate of Ninth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 18, 2025, File No. 001-36714).

3.24	Certificate of Designation of Series L Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed May 15, 2025, File No. 001-36714).

3.25	Certificate of Designation of Series M Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed June 30, 2025, File No. 001-36714).

3.26	Certificate of Designation of Series N Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed September 11, 2025, File No. 001-36714).

4.1	Pre-Funded Warrant dated September 28, 2025 (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed October 1, 2025, File No. 001-36714).

5.1*	Opinion of Reed Smith LLP.

10.1	Form of Securities Purchase Agreements (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 11, 2025, File No. 001-36714).

10.2	Securities Purchase Agreement, dated September 28, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2025, File No. 001-36714).

23.1*	Consent of RBSM LLP, Independent Registered Public Accounting Firm.

Exhibit No.	Description

23.2*	Consent of Reed Smith LLP (Included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page)

107*	Filing Fee Table.

*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: Paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is relying on Rule 430B:

i.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

b.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

d.	Any other communication that is an offer in the offering made by a registrant to the purchaser.

6)

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 3rd day of October, 2025.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Jaguar Health, Inc., a Delaware corporation, hereby severally constitute and appoint Lisa A. Conte and/or Carol Lizak, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for her or him and in her or his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lisa A. Conte Lisa A. Conte	Chief Executive Officer, President and Director (Principal Executive Officer)	October 3, 2025

/s/ Carol Lizak Carol Lizak	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 3, 2025

/s/ James J. Bochnowski James J. Bochnowski	Chairman of the Board	October 3, 2025

/s/ John Micek III John Micek III	Director	October 3, 2025

/s/ Jonathan B. Siegel Jonathan B. Siegel	Director	October 3, 2025

/s/ Anula Jayasuriya Anula Jayasuriya	Director	October 3, 2025